TECHE HOLDING COMPANY
                              FRANKLIN, LOUISIANA
                                 April 24, 2003

                                         For Release 7:30 AM, CDT April 24, 2003
                                                   For More Information Contact:
                                                                  Patrick Little
                                                               President and CEO
                                                                  (337) 560-7151


              TECHE HOLDING COMPANY ANNOUNCES $1.4 MILLION EARNINGS

   FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, parent of Teche Federal Savings Bank, today reported net income of $1.4 million or $0.56 per diluted share for the second quarter of fiscal 2003 and $2.9 million or $1.23 per diluted share for the six months ended March 31, 2003, as compared to $0.65 per diluted share and $1.6 million for the quarter ended March 31, 2002 and $1.27 per diluted share or $3.0 million for the six months ended March 31, 2002.

        "Earnings  this  quarter  follow  four   consecutive   years  of  record
performance," said Little. "We've had a string of record breaking earnings, in which we have brought the company to another level."

   Mr. Little remarked "Even though our earnings decreased slightly from fiscal 2002 record levels, we are still achieving good earnings in an environment of compression in interest rate margins which is occurring throughout the banking industry."

   Net interest income decreased from $4.4 million to $3.9 million due primarily to a decrease in average loan balances and interest rates paid on loans, offset somewhat by a decrease in interest rates paid on deposits as market interest rates declined in the past year.

   "Like many banks, we are presently prepared for a rise in interest rates," said Little. He mentioned three key areas that achieve this: (1) The increase in SmartGrowth deposits and loans; (2) The improvements in non-interest income; and
(3) $95 million in long-term advances, of which approximately $28 million are prepayable without penalty in 2005.

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

   On March 28, 2003, the Company announced a new Stock Repurchase Program, in which the Company is authorized to purchase up to 116,000 shares of the Company stock. The Company has repurchased 2.1 million shares of stock since becoming a public company, or 48.9% of the original stock outstanding on that date.

   The Company's recent additional achievements include:

     o Deposit service fees amounted to $1.8 million or 94.1% of total non-interest income for the quarter ended March 31, 2003 and $3.8 million or 88.3% of total non-interest income for the six month period. This fueled continued growth of non-interest income compared to non-interest expense.

          o Net non-interest expense decreased to $1.8 million from $2.0 million a year ago.

          o Non-interest income for the past six months was 1.69% of assets compared to non-interest expense of 3.02% of assets, or 56%, a new record.

          o    Non-interest  income  accounted for 34.5% of operating  income.

     o    Book value increased to $24.79, from $23.80 at September 30, 2002.

   SmartGrowth   loans,   consisting  of  consumer  loans,  home  equity  loans,
alternative mortgage loans and commercial loans, amounted to 42.8% of loans at March 31, 2003, compared to 36.7% September 30, 2002.

   The Company's SmartGrowth Deposit Accounts, consisting of checking accounts, money market accounts, and savings accounts, also showed solid growth. Total SmartGrowth Deposits grew $24.4 million to $177.7 million or 48.8% of total deposits, at March 31, 2003 from $153.2 million at September 30, 2002.

   "We are especially pleased with the $24.4 million growth in SmartGrowth Deposits," said Little. "This marks another step in our transition from a thrift to a community bank."

   Teche Federal presently operates fifteen offices in the Louisiana parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne and Lafourche. Deposits at Teche Federal are insured up to the maximum legal amount by the FDIC. At March 31, 2003 Teche Federal exceeded all regulatory capital requirements.

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

         "This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Teche Holding Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements."

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


                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                         Condensed Statements of Income
                                   (UNAUDITED)


                                       Three Months Ended      Six Months Ended
                                            March 31,              March 31,
                                            ---------              ---------

                                          2003       2002       2003       2002
                                          ----       ----       ----       ----

Interest Income                        $ 7,390    $ 8,503    $15,153    $17,099
Interest Expense                         3,471      4,117      7,164      8,521
                                       -------    -------    -------    -------
Net Interest Income                      3,919      4,386      7,989      8,578
Provision for Loan Losses                   15         45         45         90
                                       -------    -------    -------    -------
Net Interest Income after
   Provision for Loan Losses             3,904      4,341      7,944      8,488
Other Income                             2,067      1,880      4,369      3,829
Other Expenses                           3,914      3,886      7,794      7,750
                                       -------    -------    -------    -------
Income Before Gain on Sale of
   Securities and Income Taxes           2,057      2,335      4,519      4,567
Gain on Sale of Securities                  19         86         19         86
Income Taxes                               717        850      1,566      1,620
                                       -------    -------    -------    -------
Net Income                             $ 1,359    $ 1,571    $ 2,972    $ 3,033
                                       =======    =======    =======    =======


                                       SELECTED FINANCIAL DATA

Dividends declared per Share           $ 0.125    $ 0.125    $  0.25    $  0.25
Basic Earnings Per Common Share           0.60    $  0.69    $  1.31    $  1.33
Diluted Earnings Per Common Share         0.56    $  0.65    $  1.23    $  1.27
Annualized Return On Avg. Assets          1.05%      1.25%      1.15%      1.23%
Annualized Return On Avg. Equity          9.48%     11.93%     10.44%     11.52%
Net Interest Margin                       3.24%      3.66%      3.32%      3.65%
Other Expenses/Average Assets             3.02%      3.09%      3.02%      3.14%
Other Income/Average Assets               1.59%      1.49%      1.69%      1.55%


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

                              TECHE HOLDING COMPANY

                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                        Condensed Statements of Condition
                                   (UNAUDITED)
                                       at

                                           March 31, 2003     September 30, 2002
                                           --------------     ------------------

      SmartGrowth Loans (1)                   $152,943              $129,939
      Mortgage Loans (2)                       204,337               224,143
                                               357,280               354,082
      Less Allowance for Loan Losses            (3,442)               (3,459)
                                              --------              --------
      Loans Receivable, Net                    353,838               350,623

      Cash & Securities                        145,143               135,593
      Foreclosed Real Estate                       350                   580
      Other                                     26,986                27,221
                                              --------              --------
      TOTAL ASSETS                            $526,317              $514,017
                                              ========              ========

      SmartGrowth Deposits (3)                $177,657              $153,210
      Time Deposits                            186,682               195,915
                                              --------              --------
      Total Deposits                           364,339               349,125

      FHLB Advances                            100,244               103,471
      Other Liabilities                          4,099                 5,055
      Stockholders' Equity                      57,635                56,366
                                              --------              --------
      TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                    $526,317              $514,017
                                              ========              ========


      Ratio of Equity to Assets                   11.0%                 11.0%
      Book Value per Common Share               $24.79                $23.80
      Non-performing Assets/Total Assets          0.28%                 0.56%
      Shares Outstanding (in thousands)          2,324                 2,368

(1)      Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
(2)      Owner Occupied Conforming Mortgage Loans
(3)      Checking, Money Market, and Savings Deposits

                                       ###

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